Exhibit 10.9

April 10, 2006

Ivan Kanevski, M.D., Ph.D.

President & CEO

Glyconix Corp.

Empire State Building

350 Fifth Avenue, Suite 4811

New York, NY 10118

Dear Ivan,

We at Mufson Howe Hunter & Partners LLC (“we”, “us”, “our” or “MHH”) are pleased to submit this proposal whereby MHH will serve as an exclusive financial advisor to Glyconix Corp. (“you” or the “Company”) in connection with one of the following transactions (i) a potential merger of the Company with a Special Purpose Acquisition Company (“SPAC”) to be proposed by MHH (the “Merger”); or (ii) a financing to raise at least $10 million in gross proceeds from a private placement sale of securities (the “Offering”) to qualified investors some of whom will be introduced to the Company by MHH upon the written approval of the Company (“Introduced Parties”) while others may already be known to the Company (collectively the “Investors”); collectively, the Offering and the Merger will be designated the “Transaction(s)”.

We understand the Company anticipates making some changes related to the roles and/or membership of its Board of Directors, as well as perhaps adjustments among its executive team. We look forward to working with the Company to effectuate such changes contemporaneously with the closing of a Transaction envisioned in this Agreement (defined below).

We appreciate having this opportunity to work with you. This letter confirms the terms and conditions under which the Company would engage MHH (collectively the “Agreement”).

1. Our Services. In performing our services, we will organize our activities into two distinct, concurrent phases.

As part of Phase I, we will limit our activities related to the Merger, whereby it is our understanding that the Company would only contemplate a merger with an entity that has in excess of $20 million in cash and marketable securities at the time of Merger. The list of potential SPACs suitable as merger candidates (the “Merger Candidate(s)”) will be provided upon execution of this Agreement. Phase I activities performed by MHH shall include the following:

(A) Review the Company’s business, markets, results of operations, financial condition and prospects as appropriate. Together with you, prepare a Confidential Information Memorandum (the “Memorandum”) and PowerPoint slide presentation (the “Presentation”) to be made available to potential Merger Candidates. The Memorandum will describe the Company’s business, markets, management, results of operations, financial condition and prospects;

(B) Respond to questions, coordinate requests for information and arrange and coordinate meetings with Merger Candidates;

(C) Review and analyze term sheet(s), letter(s) of intent, and/or preliminary offer(s) to effect a Merger, if requested by the Company;

(D) Advise the Company and its Board, as appropriate, in identifying opportunities for improving the proposed transaction’s structure and terms, and assist in negotiating with the Merger Candidate; and

(F) Assist you in negotiating and closing the Merger. In regards to the Phase II, MHH will render advisory services related to a capital raise, if the Company chooses to pursue this path. It is our understanding that in lieu of a Merger the Company may wish to address its capital needs by raising $10 million in an Offering of securities, such as preferred stock and warrants. MHH will serve as exclusive financial advisor to you for the Offering to be sold to the Investors. Phase II activities performed by MHH shall include the following:

(G) Modify the Memorandum and Presentation, as appropriate, and make them available to potential Investors;

(H) Identify and, with your prior approval, contact suitable Investors;

(I) Assist in the overall management of the Offering, including advising you on the structure and terms as well as coordinating the marketing, administration and the closing of the Offering;

(J) Affirm qualifications of potential Investors, respond to questions and requests for additional information, schedule meetings with Investors and solicit term sheets from interested Investors;

(K) Together with you, negotiate the terms and conditions of the sale of securities to the Investors, which shall be selected by the Company in its sole discretion; and

(L) Assist you as requested by you in closing the Offering

2. Your Actions and Responsibilities. In connection with this Agreement related to the Transactions, you will:

(A) Commit such time and resources as reasonably necessary or appropriate to support the activities covered under this Agreement

(B) Furnish us with all information regarding the Company that we reasonably request and provide us, and the Merger Candidates, with reasonable access to the Company’s officers, key employees, accountants, and counsel;

(C) Affirm that all such information, furnished by you or on your behalf to us (except for projected financial information and other forward-looking information which is covered by paragraph (D) below), when delivered, will be true and correct in all material respects to the best of your knowledge and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. You will notify us promptly if you become aware of any material inaccuracy, misstatement or material omission in any such information previously delivered to us;

(D) Affirm that any projected financial information or other forward-looking information furnished by you or on your behalf to us, will have been prepared in good faith based on reasonable assumptions derived from the best estimates and facts then available to you;

(E) Acknowledge and agree that we will use and rely upon information furnished to us by you or on your behalf, and on information from generally recognized public sources in performing our services pursuant to this agreement without independently verifying such information, and we will not make an appraisal of any of the Company’s assets;

(F) Evidence any sale of securities in the Offering by a purchase agreement between you and the Investors; we will be entitled to rely on the representations and warranties contained in the purchase agreement as if they were made directly to us;

(G) Provide us promptly after closing with a complete copy of all pertinent documentation related to the Merger or the Offering, whichever Transaction is effected; and

(H) Not authorize any other person to act on your behalf with respect to the Merger or the Offering, as well as agree to refer to us all offers, inquiries and proposals relating to any possible investment in the Company received by you, without notifying MHH promptly. Nonetheless, MHH reserves the right to involve other NASD member Broker Dealers in the Offering, subject to the approval of the Company.

3. Compensation.

(A) Retainer Fees:

Upon the signing this Agreement, the Company will pay MHH $25,000 as a non-refundable retainer payment for services rendered (“Retainer Fee”) during the first three months of this Agreement. All retainer fees paid under this Agreement will be earned when paid and will be credited against success fees under this Agreement, as described below.

Provided that a bridge financing of at least $250,000 in gross proceeds has been consummated (“Bridge Financing”), the Retainer Fee as described above shall continue to be paid at the beginning of each subsequent three month period following execution of this Agreement during the term of this Agreement and as long as MHH provides financial advisory services related to the Transactions described in Section 1 above.

In addition, you will pay MHH $25,000 promptly upon the Company’s formal written acceptance of a term sheet in regards to a Transaction from a Merger Candidate or an Investor who had agreed to negotiate the overall terms of the Transaction (the “Lead”); this payment will be earned when you accept the Lead’s term sheet and will be credited against any Placement Fee due MHH.

(B) Success Fees:

(i) As compensation for our services related to Phase I of this Agreement, we shall be entitled to receive, and the Company agrees to pay us, the following success fees (“Success Fees): If the Merger is completed with a Merger Candidate, a transaction success fee equal to 2.0% of the Purchase Price (defined below), subject to a minimum of $400,000, shall be payable immediately in cash upon closing (the “Merger Success Fee”) net of any retainer fees previously paid to MHH pursuant to Section 3(A) above.

In addition, at the closing of the Merger, you will issue to us the lesser of (i) 2.0% of the securities issued to the Company by the Merger Candidate as part of the Purchase Price in the Merger; (ii) securities issued to the Company by the Merger Candidate as part of the Purchase Price in the Merger with an aggregate value of $500,000.

(ii) As compensation for our services related to Phase II of this Agreement, we shall be entitled to receive, and the Company agrees to pay us, the following success fees:

A placement fee (the “Placement Fee”) equal to the greater of (i) 6.0% of the gross cash proceeds to the Company from the Investors or (ii) $350,000. The Placement Fee, net of any retainer fees previously paid to MHH pursuant to Section 3(A) above, will be paid promptly to us in cash upon the receipt by the Company of the cash proceeds in accordance with the terms of the Offering.

In addition, at the closing of the Offering, you will issue to us a warrant that will allow us to purchase a number of common shares equal to 5% of all the common share equivalents sold in the Offering to all Investors. The warrants shall have cashless exercise and customary non-economic anti-dilution provisions; the term of the warrant shall be 4 years, and the strike price shall be 125% of the equivalent common share valuation in the Offering.

“Purchase Price” will mean the sum of all (i) cash, notes, capital stock or other securities and assets of any type received by the Company and/or its owners, directly or indirectly, for their ownership of the Company; and (ii) indebtedness for borrowed money, tax liabilities, capital leases and preferred stock directly or indirectly assumed, repaid or otherwise retired in connection with the Merger. All consideration will be valued at its cash or fair market value at the time of closing; installment agreements requiring unconditional fixed payments will be discounted to present value at the then current Prime Rate.. Any contingent consideration, such as performance-based earn-outs, will not be included in the Purchase Price unless and until paid, at which time any additional Merger Success Fees, as stipulated in Section 3. (B) (i) above, will be paid to us.

Notwithstanding anything herein to the contrary, MHH shall have no responsibilities with respect to, and shall not be entitled to any compensation in connection with, the Bridge Financing, unless otherwise agreed in writing by MHH and you.

4. Reimbursement of Expenses. You will reimburse us periodically for our reasonable expenses incurred in connection with this Agreement, provided that such expenses will not exceed a total of $10,000 and no individual expenditure will exceed $1,000 without your prior written consent. You agree to reimburse us for such expenses regardless whether or not any transaction is completed and further agree to reimburse us within 30 days of receipt of an invoice from us for such expenses.

5. Indemnification. You agree to indemnify us pursuant to the provisions of Annex A, which is attached to this Agreement and incorporated herein by reference.

6. Advertisements. Provided MHH has rendered services to you in connection with the Merger and/or the Offering, as applicable, during the term of this Agreement, you agree to identify us as your financial advisor in any press release announcing a Merger and/or your placement agent in any press release announcing an Offering. Provided that the Merger and/or the Offering, as applicable, have been publicly disclosed, you also will allow us to disclose our role in such Merger and/or Offering, as applicable, in our marketing materials and to place, at our own expense, advertisements in newspapers and periodicals including disclosure of our role.

7. Future Investment Banking Activities and Related Matters. Provided that the Company has consummated a Merger or an Offering during the term this Agreement, for a one year period following the completion of such Merger or Offering, as applicable, the Company shall present MHH the right of first offer to act as a financial advisor to the Company in connection with any private placements, acquisitions, sale or merger. During this one year period, you agree not to authorize any other person or entity to act on your behalf with respect to these transactions without first providing us with the opportunity to do so.

8. Termination. You or we may terminate this Agreement, with or without cause, at any time after three months by notifying the other party in writing at least 5 business days prior to the proposed termination date. If you terminate this Agreement (other than as a result of our breach of this Agreement in any material respect) and on, or before, the first anniversary of the date of such termination, you complete a Merger with one of the Merger Candidates introduced to you by us and/or an Offering with any of the Introduced Parties, you will pay us the Success Fees that would have been payable to us in Section 3 above (provided that there will be no minimum Placement Fee and the Placement Fee and warrant coverage shall only be payable on a percentage basis for gross cash proceeds received from Introduced Parties). Notwithstanding the foregoing, Sections 4, 5, 6, 7, 9, 10 (a), the preceding sentence in this Section 8, and Annex A will survive the termination of this Agreement.

9. Arbitration of Disputes. You and we agree that any controversy between us relating to this Agreement, including, without limitation, disputes about compensation, will be submitted to arbitration conducted under the auspices of the Philadelphia office of the American Arbitration Association. The parties understand and acknowledge that (a) arbitration is final and binding on the parties to such a proceeding; (b) the parties to this agreement are waiving their right to seek remedies in court, including the right to jury trial; (c) pre-arbitration discovery is generally more limited and different from court proceedings; and (d) the arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

10. Other Terms and Conditions. You agree that:

(a) This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to its rules concerning conflicts of laws. You (on your own behalf and, to the extent permitted by law on behalf of your shareholders) and we waive any right to trial by jury in any claim, action or proceeding in connection with this agreement, and consent to personal jurisdiction, service and venue in the courts of the Commonwealth of Pennsylvania located in Philadelphia, Pennsylvania and in the federal courts in the Eastern District of Pennsylvania;

(b) We will be an independent contractor to you and do not assume any fiduciary responsibilities to you or the Company’s shareholders or any third party in connection the performance of our services pursuant to this Agreement. You and we agree to conduct our respective activities in connection with either the Merger or the Offering in accordance with applicable federal and state securities laws; and

(c) This Agreement contains the entire agreement and understanding between you and us, and supersedes any prior understandings or agreements. Any amendment or waiver to this Agreement may be made only in writing and must be signed by you and us. You may not assign this Agreement without our prior written consent.

Please confirm that this Agreement accurately states your understanding with respect to the matters covered herein and is acceptable to you, by signing it in the space provided below and returning it to us. In so signing, you also confirm that you are authorized to execute the Agreement on behalf of the Company. If you have any questions or desire additional information, please feel free to call me at 215.399.5413.

Thank you for selecting us and we look forward to helping you to reach your goals. Sincerely, Understood and accepted as of the date above:

Mufson Howe Hunter & Partners LLC Glyconix Corporation

By:
Michael J. Howe
Managing Director

By:
Ivan Kanevski, M.D., Ph.D.
President and Chief Executive Officer

Annex A

Indemnification Agreement

Glyconix Corporation (“you”, “Glyconix”, or the “Company”) agrees to indemnify Mufson Howe Hunter & Partners LLC (“we”, or “us”, or “MHH”) and its officers, directors, employees, affiliates, agents and members (each of the foregoing an “Indemnified Person”) and to hold each Indemnified Person harmless from and against any and all losses, claims, damages, reasonable expenses (including the reasonable fees, disbursements and other costs of counsel, all of which will be payable quarterly as they are incurred) whether joint or several (collectively, a “Claim”) to which any Indemnified Person may become liable or subject to, directly or indirectly, or arise from services rendered in connection with the engagement agreement attached hereto (the “Agreement”) or any Indemnified Person’s role therein; provided, however, that you will not be liable under this paragraph to the extent that a court of competent jurisdiction will have determined by a final non-appealable judgment that such Claims resulted from the gross negligence, willful misconduct or violation of law of the Indemnified Person seeking indemnification.

You also agree to reimburse each Indemnified Person promptly upon request for all reasonable expenses (including reasonable fees, disbursements and other charges of counsel) quarterly as they are incurred in connection with the preparation for, defense of, or provision of evidence in, any actions (including actions brought by you or your equity holders or derivative actions brought by any person claiming through you us or in your name), claim, suit, arbitration, proceeding or investigation, whether formal or informal, directly or indirectly, relating to or arising out of, the Agreement attached hereto or any Indemnified Person’s role therein, whether or not pending or threatened and whether or not any Indemnified Person is a party to such proceeding (an “Action”); provided that such Indemnified Person undertakes to promptly return to you the amount of such reimbursed expenses in the event that a court of competent jurisdiction will have determined by a final non-appealable judgment that the claims brought in such Action resulted from the gross negligence, willful misconduct or violation of law of the Indemnified Person seeking reimbursement.

You further agree that no Indemnified Person will have any liability (whether direct , in contract, tort or otherwise) to you or anyone claiming through you or in your name or right, directly or indirectly, in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement; (ii) the Transactions contemplated by the Agreement; (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction will have determined by a final non-appealable judgment that such Claims resulted from the gross negligence, willful misconduct or violation of law of the relevant Indemnified Person. In no event will any Indemnified Person be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the Agreement or any services provide hereunder and you agree not to seek or claim any such damages or lost profits in any circumstances.

You will not, without the prior written consent of MHH, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes a full and unconditional release satisfactory to MHH and each Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding and the parties agree that the terms of such settlement, compromise or consent will remain confidential.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold them harmless against a Claim, then you will contribute to the amount paid or payable by such Indemnified Person as a result of such Claim in such proportion as is appropriate to reflect the relative economic benefits to you (the gross proceeds from either Merger or the Offering) on the one hand and the Indemnified Person (the fees earned) on the other in connection with the transaction or services to which such Claim relates, or if such allocation is not available, in such proportion as is appropriate to reflect not only the relative benefits but also your relative fault on the one hand and the Indemnified Person on the other with respect to such Claim as well as any other relevant equitable considerations. In no event will the aggregate amount to be contributed by all Indemnified Persons exceed the actual fees received by MHH under this Agreement.

In the event that we or any of our employees, officers, affiliates or agents are requested or required to appear as a witness in any action in which you or your affiliate is a party and we are not, you will reimburse us for all reasonable expenses incurred by us or our employees, officers, affiliates or agents in preparing for and appearing as a witness, including the reasonable fees and disbursements of legal counsel.

The rights accorded to Indemnified Person hereunder will be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise. If any provision hereof will have been determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. Each Indemnified Person is an intended beneficiary hereunder. The foregoing Indemnification Agreement will remain in effect indefinitely notwithstanding any expiration or termination of the Agreement.

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